Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

CHANGE IN CONTROL SEVERANCE PLAN

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

THIS CHANGE IN CONTROL SEVERANCE PLAN (this “Plan”) was established XXXXX (the “Effective Date”) to provide for change of control benefits to certain eligible employees of Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), Connecticut Water Company, Maine Water Company and their affiliates in the circumstances described in this Plan.
1.General Eligibility. An employee is eligible for the benefits provided under this Plan (each such employee, referred to as the “Participant”) only if (i) the Compensation Committee (the “Plan Administrator”) of the Company’s Board of Directors (the “Board”) designates the employee as eligible to participate in the Plan and (ii) the Company provides the employee with a letter agreement (the “Participation Letter”) signed by a duly authorized officer of the Company confirming the employee’s eligibility for this Plan. The Participation Letter shall designate each employee as either a “Tier 1 Participant,” a “Tier 2 Participant” or a “Tier 3 Participant” in the Plan. As a condition to participation in the Plan, the Participant must counter-sign the Participation Letter within ten (10) days after it is provided to them, agreeing to be bound by all of the terms and conditions of this Plan. Subject to Section 2 of this Plan, the Committee may, in its sole discretion, terminate a Participant’s participation in the Plan upon written notice of such action.
2.    Term; Termination; Amendments. The period of this Plan shall commence on the Effective Date and shall continue until terminated by the Board (the “Term”). No termination and no amendment to the Plan by the Board that reduces benefits and no action by the Committee to terminate a Participant’s participation in the Plan shall be effective until the one (1) year anniversary of the date that notice of such termination or amendment has been provided to any affected Participant; provided, that no such termination or amendment will be effective if a Change in Control (as defined below) occurs during the one (1) year notice period or if such termination or amendment is adopted during a Change in Control Protection Period (as defined below).
3.    Termination During a Change in Control Protection Period. Subject to the conditions in Sections 6, 7 and 8 of this Plan, if the Participant’s employment is terminated within a Change in Control Protection Period, either (1) by the Company other than for Cause (as defined below),(2) by the Participant for Good Reason (as defined below) or (3) as a result of the Participant’s disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), then:
(a)    The Participant shall be entitled to receive the following cash severance payments in equal installments on a monthly basis, subject to later payment if and as provided in Section 9:

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

(i)    an amount equal to the applicable Change in Control Multiple times the sum of the Participant’s (x) then base salary (or, if greater, base salary for the year immediately preceding the Change in Control) plus (y) his or her target bonus for the fiscal year during which the termination occurs; and
(ii)    an amount equal to a pro rata portion of the Participant’s target bonus for the fiscal year during which the termination occurs based on the total number of days in the performance cycle that the Participant was employed by the Company.
(iii)    reasonable outplacement services from a firm selected by the Company for a period of one (1) year commencing on the date of termination, or until the Participant accepts other employment, if earlier, in an amount not to exceed $25,000.
(b)    The Participant shall be entitled to receive continued health insurance coverage for the Participant and his or her immediate family at no cost to the Participant for a period following the date of termination of employment at no cost to the Participant (the “Health Insurance Coverage Period”); provided that such coverage shall cease on the date the Participant is eligible for medical coverage through another employer. The Health Insurance Coverage Period will be equal to eighteen (18) months for a Tier 1 Participant, fifteen (15) months for a Tier 2 Participant and twelve (12) months for a Tier 3 Participant. At its sole discretion, the Company may satisfy this obligation by providing additional cash severance equal to the amount the Company would pay toward such coverage for an active employee and allowing Participant to enroll in such coverage via COBRA at their cost, or a cash subsidy to Participant equal to the cost of substantially identical coverage through an individual policy, in each case if (i) coverage under the Company’s plans cannot be provided pursuant to the terms of the Company’s group health plan(s), or (ii) coverage under the Company’s plans would result in the plan being discriminatory under the Internal Revenue Code (Section 105(h) or successor provision) or in an excise or penalty tax under any applicable law or regulation.
(c)    The Participant shall also be entitled to receive such other compensation or benefits (other than severance benefits and a cash bonus for the year in which termination occurs) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.
(d)    The rights of a Participant upon a Change in Control in connection with outstanding equity awards shall be determined solely by reference to the terms and conditions of the applicable equity plan and the Participant’s award agreement thereunder.
4.    Definitions. For purposes of this Plan, the following definitions shall apply:

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

(a)    A termination for “Cause” shall mean a termination following the occurrence of any of the following events: (i) Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, Connecticut Water Company, Maine Water Company or their affiliates or any client of the Company, Connecticut Water Company, Maine Water Company or their affiliates; (iii) Participant’s intentional, material violation of any material contract or agreement between Participant and the Company, Connecticut Water Company, Maine Water Company or their affiliates; or (iv) Participant’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for Participant to perform his or her duties or responsibilities.
(b)    A “Change in Control” shall be deemed to have occurred if after the date hereof (i) a public announcement shall be made or a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any Person (as defined below), other than the Company or any employee benefit plan sponsored by the Company, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting common stock); or (ii) any Person, other than the Company or any employee benefit plan sponsored by the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of the Company (or securities convertible into such voting common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting common stock (all as calculated under clause (i) above); or (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of the outstanding capital stock of the Company immediately prior to the merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which the outstanding capital stock of the Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) there shall have been a change in the composition of the Board of Directors of the Company at any time during any consecutive twenty-four (24) month period such that “continuing directors” cease for any reason to constitute at least a majority of the Board unless the election, or the

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or (v) the Board of Directors of the Company, by a vote of a majority of all the Directors (excluding Employee) adopts a resolution to the effect that a “Change-in-Control” has occurred for purposes of this Plan.
(c)    “Change in Control Multiple” shall mean (x) two and one half (2.5) times for a Tier 1 Participant, (2) two (2) times for a Tier 2 Participant or (z) one and one half (1.5) times for a Tier 3 Participant.
(d)    “Change in Control Protection Period” shall mean (i) the twenty four (24) month period beginning on the date of any Change in Control occurring after the Effective Date and (ii) the six (6) month period prior to the date of any Change in Control, if the Participant is terminated during such six-month period and such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.
(e)    “Good Reason” shall mean the occurrence of any action which (i) materially reduces a Participant’s authority, duties, responsibilities or base salary; (ii) materially reduces the authority, duties or responsibilities of the supervisor to whom a Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of directly to the board of directors; (iii) moves a Participant’s place of employment to a location that increases such Participant’s commute by more than thirty (30) miles over the length of such Participant’s commute from such Participant’s place of principal residence at the time the move is requested; or (iv) any other action or inaction that constitutes a material breach of the terms of this Plan. Provided, however, that in each such case: (i) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (ii) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Plan on which the Participant relies), to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (iii) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period.
5.    Disqualifying Terminations. Notwithstanding anything herein to the contrary, the Company will not be obligated to pay severance benefits to a Participant under this Plan if the Participant’s termination is the result of:

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

(i)    a voluntary termination by the Participant (a separation, including a voluntary retirement, initiated by the Participant) other than for Good Reason;
(ii)    the Company having terminated the Participant for Cause; or
(iii)    the death of the Participant.
6.    Change in Control Best Payments Determination. In the event the benefits described in Section 3 (the “CIC Severance Benefits”), taken together with all other benefits payable to the Participant in connection with a Change in Control, could subject the Participant to an excise tax under Section 4999 of the Code (the “Excise Tax”), then notwithstanding the provisions of Section 3 the Company shall reduce the CIC Severance Benefits (the “Benefit Reduction”) under Section 3 by the amount necessary to result in the Participant not being subject to the Excise Tax if such reduction would result in the Participant’s “Net After Tax Amount” attributable to the CIC Severance Benefits described in Section 3 being greater than it would be if no Benefit Reduction was effected. In the event of any over or under reduction pursuant to the previous sentence, the amount of the Benefit Reduction shall be adjusted (and any additional payments by the Company or any required repayments by the Participant, as applicable, shall be promptly made) to the minimum amount necessary to result in the Participant not being subject to the Excise Tax. For this purpose “Net After Tax Amount” shall mean the net amount of CIC Severance Benefits the Participant is entitled to receive under this Plan after giving effect to all federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax. The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm, selected by the Company and reasonably acceptable to Participant, and such determination shall be binding on both the Participant and the Company.
7.    Release. Notwithstanding anything in this Plan to the contrary, the receipt by the Participant of any payments or benefits under this Plan is further subject to the Participant executing, delivering and not revoking a release of claims substantially in the form attached hereto as Exhibit A within twenty one (21) days (or forty five (45) days in the case of a group layoff) following termination, or all rights to payment or receipt of benefits hereunder lapse.
8.    Compliance with Covenants. If a Participant, at any time before all payments or benefits due hereunder are paid, fails to comply with the Participant’s obligations under Sections 10 and 11 below, the Company may cease payment hereunder and any further amounts due shall be deemed a “disputed payment” for purposes of Code Section 409A-2(g) payable only as and if required as a result of the dispute resolution provisions in Section 20 hereof.
9.    Protection of Company Property. The Participant acknowledges that his or her services in exchange for which certain promises made under this Plan are of a special, unique,

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

unusual, extraordinary and intellectual character. In recognition of the foregoing, the Participant covenants and agrees as follows:
(a)    No Disclosure or Use of Confidential Information. Participants may in the course of their employment by the Company, receive or have access to confidential information concerning the business or purposes of the Company, and which the Company desire to protect. Such confidential information shall be deemed to include, but not be limited to, Company’s customer lists and information, and employee lists, including, if known, personnel information and data. Each Participant agrees that they will not, at any time during the period ending two (2) years after the date of termination of Participant’s employment, reveal to anyone outside the Company or use for Participant’s own benefit any such information without specific written authorization by the Company. Each Participant further agrees not to use any such confidential information or trade secrets in competing with the Company at any time during or in the two (2) year period immediately following the date of termination of Participant’s employment with the Company. Notwithstanding anything to the contrary in this Plan or otherwise, nothing shall limit a Participant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.
10.    Section 409A Matters.
(a)    To the fullest extent applicable, amounts and other benefits payable under this Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code, including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.
(b)    Notwithstanding anything in this Plan or elsewhere to the contrary, If Employee is a “specified employee” (within the meaning of Section 409A), any payment or benefit under this Agreement that is subject to Section 409A and payable due to Employee’s termination of employment will not be made or provided until the first business day of the seventh month after the date of Employee’s separation from service (or earlier death).
(c)    The date of the Participant’s “separation from service,” as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

of determining the time of payment of any amount that becomes payable to the Participant hereunder upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A and for purposes of determining whether the Participant is a “Specified Employee” on the date of his termination of employment.
(d)    Notwithstanding any provision of this Plan to the contrary, the time of payment of any awards that are subject to Section 409A as “nonqualified deferred compensation” and that vest on an accelerated basis pursuant to this Plan shall not be accelerated unless such acceleration is permissible under Section 409A.
11.    No Duty to Mitigate; No Offset. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others whether in respect of claims made under this Plan or otherwise; provided, that the Company shall have the right to offset any such payments against amounts owed by the Participant to the Company. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Participant under any of the provisions of this Plan, and (subject to the foregoing proviso) such amounts shall not be reduced, regardless of whether the Participant obtains other employment.
12.    Forfeiture and Repayment. The Participant acknowledges and agrees that all compensation and benefits payable or otherwise provided under this Plan are subject to forfeiture and recoupment, may be modified, may be cancelled without payment and/or a demand for repayment of such compensation and benefits may be made upon the Participant on the basis of: (a) any provision of the Company’s forfeiture and recoupment policies in effect prior to the date of the Participant’s termination or (b) if such compensation or benefits are required to be forfeited or repaid to the Company pursuant to applicable law or regulatory requirements as in effect from time to time.
13.    Cooperation. Each Participant who receives a benefit under this Plan shall reasonably cooperate with the Company and its subsidiaries following a termination of employment in connection with a Change in Control and be reasonably available with respect to matters arising out of the Participant’s services to the Company and its subsidiaries.
14.    Assignment; Binding Plan. The Company may assign this Plan to any successor or assign of the Company. This Plan is not assignable by the Participant and is binding on him or her and his or her executors and other legal representatives. This Plan shall bind the Company and its successors and assigns and inure to the benefit of the Participant and his or her heirs,

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Plan to any entity that acquires substantially all of its assets or business.
15.    Notice. All notices and other communications under this Plan shall be in writing and shall be given by hand, fax, overnight commercial courier or first class mail (certified or registered with return receipt requested), and shall be deemed to have been sufficiently given when received by the other party (regardless of the method of delivery, including, without limitation on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed), or if sent by registered or certified mail, postage and fees prepaid, on the earlier of the date of receipt or the fifth business day after mailing. Such notices shall be addressed as follows:

If to the Company:	Connecticut Water Service, Inc. 93 W Main St. Clinton, CT 06413 Attn: Chair, Compensation Committee

If to the Participant:	to the Participant’s address contained in the personnel records of the Company
Any party may change such party’s address for notices by notice duly given pursuant hereto.
16.    Entire Plan. This Plan contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written prior discussions, agreements and understandings of every nature with respect thereto.
17.    Waiver. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Plan, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Plan.
18.    Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from amounts payable under this Plan all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19.    Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to its conflicts of law principles.

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

20.    Dispute Resolution.
(a)    Arbitration.
(i)    The parties hereto agree that any and all disputes that may arise in connection with, arising out of or relating to this Plan shall be submitted to final and binding arbitration in Hartford County, Connecticut according to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association at the time in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
(ii)    The Participant understands that by participating in this Plan, the Participant is waiving his rights to have a court determine the Participant’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. To the extent permitted by law, the parties waive any and all rights to a jury trial with respect to any controversy or claim between a Participant and the Company arising out of or relating to or concerning this Plan.
(iii)    Notwithstanding the foregoing, nothing in this Section 20 shall prevent the Company, its subsidiaries, affiliates, successors or assigns from exercising their right to bring an action in any court of competent jurisdiction for specific performance, injunctive or other equitable relief to compel the Participant to comply with his or her obligations under Section 9 of this Plan.
(b)    Legal Fees. If any action is brought under this Section 20, the parties will bear the expense of deposits and advances required by the arbitrators in equal proportions, but such amounts shall be subject to recovery as an addition or offset to any award. For any action brought in connection with a termination of the Participant outside of the Change in Control Protection Period, the arbitrators may award to the prevailing party, as determined by the arbitrators, all costs, fees and expenses related to the arbitration which have been incurred by the prevailing party, including reasonable fees and expenses of attorneys, accountants and other professionals. For any action brought in connection with a termination during the Change in Control Protection Period in which the Participant prevails on at least one material claim at issue, the arbitrators shall award to the Participant the reasonable fees and expenses of attorneys incurred by the Participant in connection with any such claim on which the Participant has prevailed.
21.    Survival. This Plan shall survive the termination of the Participant’s employment and the expiration of the Term to the extent necessary to give effect to its provisions. The

Change in Control	Date Updated: December 8, 2017
Severance Plan	Approved by: Board of Directors
Date Last Approved: December 8, 2017

existence of any claim or cause of action by the Participant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Plan.
22.    Severability. In case any one or more of the provisions contained in this Plan is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Plan, and such provision shall be deemed modified to the extent necessary to make it enforceable.
23.    At Will Employment. The Participant and the Company acknowledge that the employment of the Participant by the Company is “at will” and nothing in this Plan shall be construed to create for any Participant any right of continued employment with the Company.
24.    Due Authorization. The execution of this Plan has been duly authorized by the Company by all necessary corporate action.
25.    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.

Exhibit A: Form of Release